EXHIBIT 99.1

Investor Contact:	Robbin E. Moore
Investor Relations Director
Krispy Kreme Doughnuts, Inc.
336.726.8857

Media Contact:	Michael Phalen
Chief Financial Officer
Krispy Kreme Doughnuts, Inc.
336.733.3707

KRISPY KREME ACQUIRES REMAINING INTEREST
IN NORTHERN CALIFORNIA MARKET

Winston-Salem, NC (February 4, 2004) – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) today announced that it has acquired the remaining 33% minority interest in Golden Gate Doughnuts, LLC, the Company’s area developer for Northern California. The Company now owns 100% of the rights to develop the Northern California market as well as existing stores and the associated assets. The purchase price was not disclosed, but the Company indicated that the acquisition will be modestly accretive in Fiscal Year 2005, which began February 2, 2004.

Krispy Kreme intends to continue development of this market with additional factory stores and satellite units, along with further expansion of off-premises sales. There are presently 16 stores in Northern California.

Scott Livengood, the Company’s Chairman, President and Chief Executive Officer, said this acquisition is consistent with other recent market acquisitions by the Company. “We are excited about owning 100 percent of the Northern California market. We believe there are tremendous growth opportunities in Northern California, both in retail and off-premises channels. As we have said previously, we will continue to acquire or expand our interest in markets where such an acquisition is mutually advantageous for Krispy Kreme, our franchisees and our customers.”

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including the Company’s signature Hot Original Glazed. Krispy Kreme currently operates 359 stores in 43 U.S. states, Australia, Canada, Mexico and the United Kingdom. Krispy Kreme can be found on the World Wide Web at www.krispykreme.com.

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Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme’s operating results, performance or financial condition are its dependence on franchisees to execute its store expansion strategy, supply issues, competition and numerous other factors discussed in Krispy Kreme’s periodic reports, proxy statement and other information statements filed with the Securities and Exchange Commission.